UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2014

WESTBURY BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-184594	46-1834307
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

200 South Main Street, West Bend, Wisconsin	53095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (262) 334-5563

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 19, 2014, Westbury Bank (the “Bank”), a wholly owned subsidiary of Westbury Bancorp, Inc. (the “Company”), entered into an employment agreement with each of Raymond F. Lipman, Chief Executive Officer, Greg J. Remus, Chief Operating Officer of the Bank, and Kirk J. Emerich, Senior Vice President and Chief Financial Officer of the Bank (the “Executives”).

The employment agreement for Mr. Lipman supersedes his prior employment agreement, and provides for a fixed term of three years. The term of the employment agreements for Messrs. Remus and Emerich is two years, and commencing on December 31, 2014 and continuing on each anniversary thereafter, the agreements will be renewed for an additional year so that the remaining term will be two years, provided that the Board of Directors has approved the extension of the term.

The Executives will continue to serve in the position that each Executive held prior to entering into the agreements, as identified above. In addition, the employment agreements provide that the Executives will be entitled to receive an annual base salary at the rate applicable prior to entering into the agreements. While employed, the Executives are eligible to participate in the employee benefit plans that are offered generally to the Bank’s other executive officers.

The Employment Agreements provide certain benefits if the Company terminates the Executive’s employment without “cause” (as defined) or the Executive resigns his employment for “good reason” (as defined) (an “Event of Termination”). Upon an Event of Termination, the Executive will receive (i) a severance payment equal to the base salary and bonuses due to him for the remaining unexpired term of the agreement, (ii) the present value of the contributions that would have been made on the Executive’s behalf under the Bank’s defined contribution plans as if the Executive had continued working for the Bank for the remaining unexpired term of the agreement, and (iii) at no expense to the Executive, non-taxable medical and dental coverage and life insurance coverage for the remaining term of the agreement.

In the event of a “change in control” (as defined) of the Company or Bank followed within 18 months by an Event of Termination, the Executive will receive (i) a severance payment equal to three times the Executive’s “base amount” (as defined) (two times for Messrs. Remus and Emerich), (ii) the present value of the contributions that would have been made on the Executive’s behalf under the Bank’s defined contribution plans as if the Executive had continued working for the Bank for 36 months (24 months for Messrs. Remus and Emerich), and (iii) at no expense to the Executive, non-taxable medical and dental coverage and life insurance coverage for 36 months (24 months for Messrs. Remus and Emerich).
In the event any severance payments that are made in connection with a “change in control” (as defined) constitute an “excess parachute payment” (as defined in Section 280G of the

Internal Revenue Code), the severance payments under the agreement will be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Code.
The employment agreements restrict the Executives from revealing confidential information of the Company and Bank. In addition, for one year following termination of employment (other than upon termination following a change in control or if no severance payments are made under the agreement), the Executives may not compete with the Company and Bank for one year or solicit or hire the Bank’s employees.
The foregoing description of the Employment Agreements is qualified in its entirety by reference to the employment agreements attached hereto as Exhibits 10.1, 10.2 and 10.3 of this Current Report on Form 8-K, and are incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. None.

(d)	Exhibits:

Exhibit No.        Description

Exhibit 10.1	Employment Agreement between Westbury Bank and Raymond F. Lipman, dated February 19, 2014

Exhibit 10.2	Employment Agreement between Westbury Bank and Kirk J. Emerich, dated February 19, 2014

Exhibit 10.2	Employment Agreement between Westbury Bank and Greg T. Remus, dated February 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTBURY BANCORP, INC.
DATE: February 20, 2014	By:	/s/ Raymond F. Lipman
Raymond F. Lipman
President and Chief Executive Officer

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